NI Holdings, Inc. Files Results for First Quarter Ended March 31, 2022

FARGO, North Dakota, May 6, 2022 – NI Holdings, Inc. (NASDAQ: NODK) today reported net income attributable to NI Holdings of $1.9 million ($0.09 per share) and return on average equity of 2.3% for the quarter ended March 31, 2022, compared to net income of $9.7 million ($0.45 per share) and return on average equity of 11.2% in the prior year quarter.

•	Direct written premiums grew 4.3%, driven by our commercial and home and farm segments.
•	Total underwriting gain increased 20.9% to $6.1 million, driven by increased year-over-year profitability in our home and farm segment.
•	The return on average equity was 2.3% compared to 11.2% in the prior year quarter, due to a significant reduction in unrealized investment gains as a result of unfavorable equity market conditions, partially offset by improved underwriting results.
•	Total shareholders’ equity decreased 4.4% from year-end 2021 to $332.3 million, driven by the impact of rising interest rates in our fixed income portfolio.
•	The Company repurchased 54,872 shares of common stock at an average price of $18.17 per share for a total of $1.0 million during the quarter.

NI Holdings Q1 2022 Financial Highlights:

Dollars in thousands, except earnings per share (unaudited)

	Three Months Ended March 31,
	2022	2021	Change
Net income attributable to NI Holdings	$1,909	$9,669	-80.3%
Direct written premiums (1)	$75,533	$72,420	+4.3%
Net earned premiums	$69,587	$63,135	+10.2%
Loss and LAE ratio (2)	57.7%	58.4%	-0.7 pts
Expense ratio (3)	33.6%	33.6%	0 pts
Combined ratio (4)	91.3%	92.1%	-0.8 pts
Return on average equity	2.3%	11.2%	-8.9 pts
Basic earnings per share	$0.09	$0.45	-$0.36

(1) Direct written premiums represents the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

“We are off to a solid start with respect to our underwriting performance in 2022”, said Michael J. Alexander, President and CEO. “We were able to achieve excellent underwriting results, as illustrated by our 91.3% combined ratio, while still producing strong premium growth across our commercial, private passenger auto, non-standard auto, and home and farm segments. We are already starting to see the benefits of the pricing and underwriting changes that we implemented during the second-half of 2021. However, we continue to assess additional changes as the high inflationary environment continues to drive increased loss severity, especially in our private passenger auto and non-standard auto segments.”

Earnings Conference Call

The Company will not hold an earnings conference call for first quarter 2022. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also controls Battle Creek Mutual Insurance Company as a result of an affiliation agreement between the two companies.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
sdaggett@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com